Exhibit (b)
BY-LAWS
OF
U.S. GLOBAL INVESTORS FUNDS
July 31, 2008
     These By-Laws of U.S. Global Investors Funds (the “Trust”), a Delaware statutory trust, are made and adopted pursuant to Article IV, Section 4.01(e) of the Agreement and Declaration of Trust, dated July 31, 2008 and are subject to the Agreement and Declaration of Trust, as from time to time amended, supplemented, or restated. Capitalized terms used herein which are defined in the Agreement and Declaration of Trust are used as therein defined.
ARTICLE I
PRINCIPAL OFFICE
     The principal office of the Trust shall be located in San Antonio, Texas or such other location as the Trustees, from time to time, may determine. The Trust may establish and maintain such other offices and places of business as the Trustees, from time to time, may determine.
ARTICLE II
TRUSTEES
Section 1. Management of the Trust; General. The business and affairs of the Trust shall be managed by, or under the direction of, the Trustees, and the Trustees shall have all powers necessary and desirable to carry out their responsibilities, so far as such powers are not inconsistent with the laws of the State of Delaware, the Agreement and Declaration of Trust, or these By-Laws.
Section 2. Executive and Other Committees. The Trustees may elect from their own number an executive committee, which shall have any or all of the powers of the Trustees while the Trustees are not in session. The Trustees also may elect from their own number other committees from time to time. The number composing such committees and the powers conferred upon the same are to be determined by a vote of a majority of the Trustees. All members of such committees shall hold such offices at the pleasure of the Trustees. The Trustees may abolish any such committee at any time. Any committee to which the Trustees delegate any of their powers or duties shall keep records of its meetings and shall report its actions to the Trustees. The Trustees shall have the power to rescind any action of any committee, but no such rescission shall have a retroactive effect.
Section 3. Chairman of the Trustees. In accordance with Section 4.05 of the Agreement and Declaration of Trust, the Trustees shall elect a Chairman from among the Trustees. The

Chairman shall preside at meetings of the Shareholders and of the Trustees, and he shall have such other powers and duties as may be prescribed by the Trustees. The Chairman shall in the absence or disability of the President exercise the powers and perform the duties of the President. The Chairman may be removed from office, whenever in the judgment of the Trustees the best interest of the Trust will be served thereby, by the vote of the majority of the Trustees given at any regular or special meeting of the Trustees.
Section 4. Compensation. Each Trustee, each committee member, and the Chairman of the Trustees may receive such compensation for his services and reimbursement for his expenses as may be fixed from time to time by resolution of the Trustees.
ARTICLE III
OFFICERS AND THEIR ELECTION
Section 1. Executive Officers. The executive officers of the Trust shall be a President, a Secretary and a Chief Financial Officer or Treasurer. If the Trustees shall elect one or more Executive Vice Presidents or Vice Presidents, each such Executive Vice President and Vice President shall be an executive officer. No executive officer need be a Trustee. A Chairman elected pursuant to Article II, Section 3 of these By-Laws may also be an executive officer. Any two or more executive offices, except those of President and Vice President, may be held by the same person. A person holding more than one office may not act in more than one capacity to execute, acknowledge or verify on behalf of the Trust an instrument required by law to be executed, acknowledged and verified by more than one officer. The executive officers of the Trust shall be elected at each annual meeting of Trustees.
Section 2. Other Officers and Agents. The Trustees may also elect one or more Assistant Chief Financial Officers, Vice Presidents, Assistant Secretaries and Assistant Treasurers, and such other officers and agents as the Trustees shall at any time and from time to time deem to be advisable. The President may also appoint, rename, or fix the duties, compensations or terms of office of one or more Assistant Vice Presidents, Assistant Secretaries and Assistant Treasurers as may be necessary or appropriate to facilitate management of the Trust’s affairs.
Section 3. Election and Tenure. At the initial organization meeting and thereafter at each annual meeting of the Trustees, the Trustees shall elect the President, Secretary, Chief Accounting Officer, Chief Financial Officer or Treasurer, Chief Compliance Officer and such other officers as the Trustees shall deem necessary or appropriate in order to carry out the business of the Trust. Such officers shall hold office until the next annual meeting of the Trustees and until their successors have been duly elected and qualified. The Trustees may fill any vacancy in office or add any additional officers at any time.
Section 4. Resignation. Any officer of the Trust may resign, notwithstanding Section 3.3 of these By-Laws, by filing a written resignation with the President, the Trustees, or the Secretary,

which resignation shall take effect on being so filed or at such later date as may be therein specified.
Section 5. President. The President shall be the chief executive officer of the Trust and, subject to the direction of the Trustees, shall have general administration of the business and policies of the Trust. Except as the Trustees otherwise may order, the President shall have the power to grant, issue, execute, or sign such powers of attorney, proxies, agreements, or other documents as may be deemed advisable or necessary in the furtherance of the interest of the Trust or any Series thereof. He also shall have the power to employ attorneys, accountants, and other advisers, agents and counsel for the Trust. The President shall perform such duties additional to all of the foregoing as the Trustees from time to time may designate.
Section 6. Treasurer. The Treasurer shall be the chief financial officer of the Trust. He shall undertake the general supervision of the monies, funds, securities, notes receivable and other valuable papers and documents of the Trust, and shall have and exercise under the supervision of the Trustees and of the President all powers and duties normally incident to the office. He shall deliver all funds and securities of the Trust which may come into his hands to such company as the Trustees shall employ as Custodian in accordance with the Agreement and Declaration of Trust and applicable provisions of law. He shall make annual reports regarding the business and condition of the Trust, which reports shall be preserved in Trust records, and he shall furnish such other reports regarding the business and condition of the Trust as the Trustees from time to time may require. The Treasurer shall perform such additional duties as the Trustees from time to time may designate.
Section 7. Secretary. The Secretary shall record and keep the minutes of the meetings and proceedings and any written consents evidencing actions of the Trustees, the Shareholders and any committees of the Trustees in one or more books provided for that purpose. He shall have the custody of the corporate records and the seal of the Trust and, when authorized by the Trustees, cause the seal of the Trust to be affixed to any document requiring it. The Secretary shall perform such additional duties as commonly incident to the office of secretary in a statutory trust or business corporation organized under the laws of the State of Delaware and, in general, perform such additional duties as the Trustees from time to time may designate.
Section 8. Vice President. Any Vice President of the Trust shall perform such duties as the Trustees or the President from time to time may designate. At the request of, or in the absence or disability of the President, the Vice President (or, if there are two (2) or more Vice Presidents, then the senior of the Vice Presidents present and able to act) may perform all the duties of the President and, when so acting, shall have all the powers of and be subject to all the restrictions upon the President. Subject to the direction of the President, each Vice President shall have the power in the name and on behalf of the Trust to grant, issue, execute or sign such powers of attorney, proxies, agreements or other documents as may be deemed advisable or necessary in the furtherance of the interest of the Trust or any Series thereof.

Section 9. Assistant Treasurer. Any Assistant Treasurer of the Trust shall perform such duties as the Trustees or the Treasurer from time to time may designate, and, in the absence of the Treasurer, the senior Assistant Treasurer, present and able to act, may perform all the duties of the Treasurer.
Section 10. Assistant Secretary. Any Assistant Secretary of the Trust shall perform such duties as the Trustees or the Secretary from time to time may designate, and, in the absence of the Secretary, the senior Assistant Secretary, present and able to act, may perform all the duties of the Secretary.
Section 11. Chief Compliance Officer. The Board of Trustees, including a majority of the Independent Trustees, shall be responsible for appointing a Chief Compliance Officer, in accordance with the requirements of Rule 38a-1 of the Investment Company Act of 1940 (“the 1940 Act”).
Section 12. Subordinate Officers. The Trustees from time to time may appoint such other officers or agents as the Trustees may deem advisable, each of whom shall have such title, hold office for such period, have such authority, and perform such duties as the Trustees may determine. The Trustees from time to time may delegate to one (1) or more officers or committees of Trustees the power to appoint any such subordinate officers or agents and to prescribe their respective terms of office, authorities, and duties.
Section 13. Surety Bonds. The Trustees may require any officer or agent of the Trust to execute a bond (including, without limitation, any bond required by the 1940 Act and the rules and regulations of the U.S. Securities and Exchange Commission (“Commission”)) to the Trust in such sum and with such surety or sureties as the Trustees may determine, conditioned upon the faithful performance of such officer’s or agent’s duties to the Trust including responsibility for negligence and for the accounting of any of the Trust’s property, funds, or securities that may come into such officer’s or agent’s hands.
Section 14. Removal. Any officer of the Trust may be removed from office whenever a majority of the Trustees believe it would be in the Trust’s best interests to do so. This provision shall not prevent the making of a contract of employment for a definite term with any officer and shall have no effect upon any cause of action which any officer may have as a result of removal in breach of contract of employment. In addition, any officer or agent appointed in accordance with the provisions of Section 12 hereof may be removed, either with or without cause, by any officer upon whom such power of removal shall have been conferred by the Trustees.
Section 15. Remuneration. The salaries or other compensation, if any, of the officers of the Trust shall be fixed from time to time by resolution of the Trustees.
ARTICLE IV
SHAREHOLDERS’ MEETING

Section 1. Chairman. The Chairman shall act as chairman at all meetings of the Shareholders, or the Trustees present at each meeting may elect a temporary chairman for the meeting, who may be a Trustee.
Section 2. Special Meetings. A special meeting of the Shareholders shall be called by the Secretary whenever (i) ordered by the Chairman, the Trustees or the President or (ii) subject to Section 4.3 of these By-Laws, requested in writing by the holder or holders of at least 1/3 of the Outstanding Shares entitled to vote. If the meeting is a meeting of the Shareholders of one (1) or more Series or classes of Shares, but not a meeting of all Shareholders of the Trust, then only special meetings of the Shareholders of such one (1) or more Series or classes shall be called and only the Shareholders of such one (1) or more Series or classes shall be entitled to notice of and to vote at such meeting. The record date for determining the Shareholders entitled to notice of and to vote at such meeting shall be established as set forth in the Agreement and Declaration of Trust.
Section 3. Notices. Except as above provided, notices of any meeting of the Shareholders shall be given by the Secretary by delivering, by any method permitted by applicable law and approved by the Trustees, or mailing, postage prepaid, to each Shareholder entitled to vote at said meeting, written or printed notification of such meeting at least fifteen (15) days before the meeting, to such address as may be registered with the Trust by the Shareholder. Notice of any Shareholder meeting need not be given to any Shareholder if a written waiver of notice, executed before or after such meeting, is filed with the record of such meeting, or to any Shareholder who shall attend such meeting in person or by proxy. Notice of adjournment of a Shareholders’ meeting to another time or place need not be given, if such time and place are announced at the meeting, reasonable notice is given to persons present at the meeting, and the adjourned meeting is held within a reasonable time after the date set for the original meeting.
Section 4. Voting. Subject to the provisions of the Agreement and Declaration of Trust, Shareholders entitled to vote may vote either in person or by proxy, provided that an instrument authorizing such proxy to act is either (i) executed by the Shareholder in writing and dated not more than eleven (11) months before the meeting, unless this instrument specifically provides for a longer period or (ii) an electronic, telephonic, computerized, or other alternative to execution of a written instrument authorizing the proxy to act is received no more than eleven (11) months before the meeting. However, in the event a proposal by anyone other than the officers or Trustees of the Trust is submitted to a vote of the Shareholders of one (1) or more Series or of the Trust, or in the event of any proxy contest or proxy solicitation or proposal in opposition to any proposal by the officers or Trustees of the Trust, Shares may be voted only in person or by written proxy. Proxies shall be delivered to the Secretary of the Trust or other persons responsible for recording the proceedings before being voted. A proxy with respect to Shares held in the name of two (2) or more persons shall be valid if executed by one (1) of them unless at or prior to exercise of such proxy the Trust receives specific written notice to the contrary from any one (1) of them. Unless otherwise specifically limited by their terms, proxies shall entitle the holder thereof to vote at any adjournment of a meeting. A proxy purporting to be exercised by or on behalf of a Shareholder shall be deemed valid unless challenged at or prior to its exercise and the burden or providing invalidity shall rest on the challenger. At all meetings of the Shareholders, unless the voting is conducted by inspectors, all questions relating to the qualifications of voters, the validity of proxies, and the acceptance or rejection of votes shall be decided by the Chairman of the meeting.
Section 5. Fixing Record Dates. For the purpose of determining the Shareholders who are entitled to notice of or to vote or act at a meeting, including any adjournment thereof, the Trustees may from time to time fix a record date in the manner provided in Article X, Section 10.03 of the Agreement and Declaration of Trust. If the Trustees do not, prior to any meeting of the Shareholders, so fix a record date, then the record date for determining Shareholders entitled to notice of or to vote at the meeting of Shareholders shall be the later of (i) the close of business on the day on which the notice of meeting is first mailed to any Shareholder, or (ii) the thirtieth day before the meeting.
Section 6. Inspectors of Election. In advance of any meeting of Shareholders, the Trustees may appoint Inspectors of Election to act at the meeting or any adjournment thereof. If Inspectors of Election are not appointed in advance by the Trustees, the chairman of any meeting of the Shareholders may, and on request of any Shareholder or his proxy shall, appoint one or more Inspectors of Election of the meeting. In case any person appointed as Inspector of Election fails to appear or fails or refuses to act, the vacancy may be filled by appointment made by the Trustees in advance of the convening of the meeting by the person acting as chairman. The Inspectors of Election shall determine the Interests owned by Shareholders, the Interests represented at the meeting, the existence of a quorum, all matters related to the giving and voting of the proxies and the authenticity, validity and effect of proxies. The Inspectors of Election shall receive votes, ballots or consents, shall hear and determine all challenges and questions in any way arising in connection with a right to vote, shall count and tabulate all votes or consents, determine the results, and do such other acts as may be proper to conduct the election or vote with fairness to all Shareholders. The number of Inspectors of Election shall be either one (1) or three (3). If there is more than one Inspector of Election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all Inspectors of Election. On request of the chairman, if any, of the meeting, or of any Shareholder or his proxy, the Inspectors of Election shall make a report in writing of any challenge, question or matter determined by them and shall execute a certificate of any facts found by them.
Section 7. Place of Meeting. All special meetings of the Shareholders shall be held at the principal place of business of the Trust or at such other place in the United States as the Trustees may designate.
Section 8. Action Without a Meeting. Any action to be taken by Shareholders may be taken without a meeting if all Shareholders entitled to vote on the matter consent to the action in writing and the written consents are filed with the records of meetings of Shareholders of the

Trust. Such consent shall be treated for all purposes as a vote at a meeting of the Shareholders held at the principal place of business of the Trust.
Section 9. Records at Shareholders’ Meetings; Inspection of Records. At each meeting of the Shareholders, there shall be made available for inspection the minutes of the previous meeting of Shareholders and a list of the Shareholders, certified to be true and correct by the Secretary or other proper agent of the Trust, as of the record date of the meeting. Such list of Shareholders shall contain the names of all Shareholders in alphabetical order and the addresses and Interests owned by each such Shareholder. Shareholders shall have such other rights and procedures of inspection of the books and records of the Trust as are granted to shareholders of a Delaware business corporation.
ARTICLE V
SHARES OF BENEFICIAL INTEREST
Section 1. Beneficial Interest. The beneficial interest in the Trust at all times shall be divided into such transferable Shares of one (1) or more separate and distinct Series, or classes thereof, as the Trustees from time to time shall create and establish. The number of Shares is unlimited, and each Share of each Series or class thereof shall be without par value and shall represent an equal proportionate interest with each other Share in the Series, none having priority or preference over another, except to the extent that such priorities or preferences are established with respect to one (1) or more classes of shares consistent with applicable law and any rule or order of the Commission.
Section 2. Transfer of Shares. The Shares of the Trust shall be transferable, so as to affect the rights of the Trust, only by transfer recorded on the books of the Trust, in person or by attorney. The Trust, or its transfer agents, shall be authorized to refuse any transfer unless and until presentation of such evidence as may be reasonably required to show that the requested transfer is proper.
Section 3. Equitable Interest Not Recognized. The Trust shall be entitled to treat the holder of record of any Share or Shares of beneficial interest as the holder in fact thereof, and shall not be bound to recognize any equitable or other claim or interest in such Share or Shares on the part of any other person except as otherwise may be expressly provided by law.
Section 4. Share Certificate. In lieu of issuing certificates for Shares, the Trustees or the transfer or shareholder services agent, or any such person authorized by the Trustees, either may issue receipts therefor or may keep accounts upon the books of the Trust for the record holders of such Shares, who in either case shall be deemed, for all purposes hereunder, to be holders of certificates for such Shares as if they had accepted such certificates and shall be held to have expressly assented and agreed to the terms hereof.
ARTICLE VI

OWNERSHIP OF ASSETS OF THE TRUST
     The Trustees, acting for and on behalf of the Trust, shall be deemed to hold legal and beneficial ownership of any income earned on securities held by the Trust issued by any business entity formed, organized or existing under the laws of any jurisdiction other than a state, commonwealth, possession, territory or colony of the United States or the laws of the United States.
ARTICLE VII
DEPOSITORIES
     The funds of the Trust shall be deposited in such custodians as the Trustees shall designate and shall be drawn out on checks, drafts or other orders assigned by such officer, officers agent or agents (including any adviser, administrator or manager), as the Trustees may from time to time authorize.
ARTICLE VIII
SIGNATURES
     All contracts and other instruments shall be executed on behalf of the Trust by such officer, officers, agent or agents, as provided in these By-Laws or as the Trustees may from time to time by resolution provide.
ARTICLE IX
INSPECTION OF BOOKS
     The Trustees from time to time shall determine whether and to what extent, at what times and places, and under what conditions and regulations the accounts and books of the Trust or any of them shall be open to the inspection of the Shareholders; and no Shareholder shall have any right to inspect any account, book or document of the Trust except as conferred by law or otherwise by the Trustees or by resolution of the Shareholders.
ARTICLE X
INSURANCE OF OFFICERS, TRUSTEES, AND EMPLOYEES
     The Trust may purchase and maintain insurance on behalf of any Covered Person or employee of the Trust, including any Covered Person or employee of the Trust who is or was serving at the request of the Trust as a Trustee, officer, or employee of a corporation, partnership, association, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Trustees would have the power to indemnify him against such liability. No Covered Person shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of the Trust;

provided that nothing contained in the Agreement and Declaration of Trust or the By-Laws shall protect a Covered Person against any liability to the Trust or its Shareholders to which he otherwise would be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his office.
ARTICLE XI
SEAL
     The seal of the Trust shall be circular in form and bear the inscription:
U.S. GLOBAL INVESTORS FUNDS
THE STATE OF DELAWARE
     The form of the seal shall be subject to alteration by the Trustees and the seal may be used by causing the seal or a facsimile to be impressed, affixed, printed or otherwise reproduced.
     Any officer or Trustee of the Trust, or agent of the Trust acting in such capacity, shall have the authority to affix the seal of the Trust to any document, instrument, or other paper executed and delivered by or on behalf of the Trust; however, unless otherwise required by the Trustees, it shall not be necessary to place the seal on, and the seal’s absence shall not impair the validity of, any document, instrument, or other paper executed by or on behalf of the Trust.
ARTICLE XII
FISCAL YEAR
     The fiscal year of each Series of the Trust shall end on such date as the Trustees from time to time shall determine.
ARTICLE XIII
AMENDMENTS
     In accordance with Article IV, Section 4.01(e) of the Agreement and Declaration of Trust, the Trustees shall have the power to alter, amend of repeal these By-Laws or adopt new By-Laws at any time. Action by the Trustees with respect to the By-Laws shall be taken by an affirmative vote of a majority of the Trustees. The Trustees shall in no event adopt By-Laws which are in conflict with the Agreement and Declaration of Trust, and any apparent inconsistency shall be construed in favor of the related provisions in the Agreement and Declaration of Trust.
ARTICLE XIV
REPORT TO SHAREHOLDERS

     The Trustees, at least semi-annually, shall submit to the Shareholders a written financial report of the Trust, including financial statements which shall be certified at least annually by independent public accountants.
ARTICLE XV
HEADINGS
     Headings are placed in these By-Laws for convenience of reference only, and, in case of any conflict, the text of these By-Laws rather than the headings shall control.